    As filed with the Securities and Exchange Commission on February 5, 1997

                                                  Registration No. 333-10443


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------


                                Amendment No. 1
        FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            -----------------------

                          BROADBAND TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                       Delaware                             56-1615990
         (State of Incorporation)          (I.R.S. Employer Identification No.)

                   4024 Stirrup Creek Drive, P. O. Box 13737
                       Durham, North Carolina  27709-3737
                                 (919) 544-0015
          (Address, including Zip Code and telephone number, including area code, of registrant's principal executive offices)


                                                            With copies to:
         Salim A. L. Bhatia, President                      James F. Verdonik, Esq.
         BroadBand Technologies, Inc.                       Kilpatrick Stockton LLP
         4024 Stirrup Creek Drive                           4101 Lake Boone Trail
         P.O. Box 13737                                     Suite 400
         Durham, North Carolina 27709-3737                  Raleigh, North Carolina  27607
         (919) 544-0015                                     (919) 420-1700

         (Name, address, including Zip Code,
         and telephone number, including area
         code, of agent for service)


         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          BROADBAND TECHNOLOGIES, INC.


   1,000,000 Shares of Common Stock, par value $.01 per share, issuable upon exercise of outstanding Warrants


         This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


         This Prospectus relates to the offering for resale of 1,000,000 shares (the "Warrant Shares" or the "Offered Securities") of Common Stock, par value $0.01 per share ("Common Stock"), of BroadBand Technologies, Inc. (the "Company" or "BroadBand") that are issuable upon exercise of outstanding warrants, subject to adjustment in certain events in accordance with the provisions of the Warrants and/or the Warrant Agreement (as defined herein).


         The Offered Securities may be offered and sold from time to time pursuant to this Prospectus by the holder thereof named herein or by any additional holder or holders thereof named in supplements hereto (collectively, the "Selling Holders"). Information concerning the Selling Holders may change from time to time and, to the extent required, will be set forth in supplements to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agent or underwriter involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in supplements to this Prospectus.


         The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "BBTK." On February 4, 1997, the last reported sale price of the Common Stock as reported on The Nasdaq National Market was U.S. $13.00 per share.


         The Warrant Shares are issuable upon exercise of warrants issued on March 30, 1995 to Bell Atlantic Corporation, a customer of the company, and subsequently transferred to Bell Atlantic Investments, Inc. (Bell Atlantic Corporation and Bell Atlantic Investments, Inc., collectively referred to herein as "Bell Atlantic") (referred to herein as the "Warrants" or the "Bell Atlantic Warrants"). The Bell Atlantic Warrants have an exercise price of $41.75 per share and may be exercised at any time on or before March 31, 2001. See "Description of Warrants."

         SEE "RISK FACTORS," COMMENCING ON PAGE 3, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                               Underwriting
               Price           Discounts &         Proceeds to Company
               To Public       Commissions         or other Persons
               ---------       ------------        --------------------
Per Unit          (1)                (2)                        (3) (4)
Total             (1)                (2)            $41,750,000 (3) (4)

---------
(1) The Selling Holders may from time to time effect the sale of the Offered Securities at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

(2) The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Selling Holders and any broker-dealers, agents or underwriters who participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements between the Company and the Selling Holders.

(3) The Company will receive $41,750,000 if all the Warrants are exercised in full.

(4) Expenses of preparing and filing the Registration Statement of which this Prospectus forms a part will be borne by the Company. The Selling Holders participating in the offering pursuant to the Registration Statement will be responsible for any brokers' commissions and underwriting discounts and commissions.


                The date of this Prospectus is February 5, 1997.

                    (Inside front cover page of Prospectus)

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fee.

          The Company's Common Stock is quoted in The Nasdaq National Market System, and reports, proxy statements and other information filed by the Company can be inspected at such exchange.

         This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission in Washington, D.C. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon request and payment of the prescribed fee.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         c. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;


         d. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         e.      The Company's Report on Form 8-K dated May 17, 1996;

         f.      The Company's Report on Form 8-K dated May 22, 1996;

         g.      The Company's Report on Form 8-K dated November 19, 1996.

         h. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995; and

         i. The description of the Common Stock contained under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered upon written or oral request of each such person, a copy of any documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Requests for such copies should be directed to BroadBand Technologies, Inc., Attention: Secretary, 4024 Stirrup Creek Drive, P. O. Box 13737, Durham, North Carolina 27709-3737, (919) 544-0015.


                                  RISK FACTORS

Before purchasing the Offered Securities, prospective investors should consider carefully the following risk factors relating to the business of the Company and this offering.

Uncertainty of Commercial Deployment of Fiber-to-the-Curb Local Distribution Networks

         The current infrastructure in the local distribution networks of telephone companies, the Company's initial primary market, is based on copper wire. The Company's FLX System works only in fiber-to-the-curb local distribution networks. There can be no assurance that telephone companies will pursue the large scale deployment of fiber required for fiber-to-the-curb local distribution networks, or, if deployment occurs, as to the volume and timing of such deployment. In the past, telephone companies have been cautious in deploying new technologies. Significant deployment may be prevented or delayed by a number of factors, including cost, regulatory barriers, lack of programming content for Advanced Interactive Services, lack of consumer demand for Advanced Interactive Services and the availability of alternative technologies. Even if telephone companies deploy fiber-to-the-curb distribution networks, there can be no assurance that telephone companies will deploy the Company's products. Although the Company's FLX System has narrowband transport capability, the Company believes its primary competitive advantage is the broadband capability of its system to transmit Advanced Interactive Services or high speed connections to the Internet or to digital video transmissions. Systems with high performance broadband capability, such as the Company's FLX System, would be attractive to telephone companies only to the extent that they plan to offer such services. Currently, very little programming content exists for video types of Advanced Interactive Services which utilize the full features of a high performance local distribution network. Substantial amounts of time, effort and money will be required to develop such programming content. There can be no assurance that sufficient programming content for Advanced Interactive Services will be developed to justify investment in deploying fiber in local distribution networks, or that programming content will be both attractive to consumers and offered at prices that will create a mass market. The Company has invested substantial amounts to develop systems with high performance broadband capability. However, unless and until telephone companies consider the capability to transmit Advanced

Interactive Services or high speed connections to the Internet or to digital video broadcast to be the primary factor in purchasing decisions for their local distribution networks, the Company's business will be materially and adversely affected.

History of Losses; Uncertain Future Profitability; Future Capital Needs


         The Company has not been profitable since its inception in 1988 and was a development stage company until the third quarter of 1993. There can be no assurance that the Company will achieve profitability. At September 30, 1996, the Company had an accumulated deficit of approximately $124.7 million. The Company expects to continue to incur substantial losses in future periods. There can be no assurance that telephone companies or other potential customers will deploy the Company's FLX System on a widespread basis, or, if deployment sales are made, that the volume, pricing and timing will be sufficient to permit the Company to achieve profitability in the future. Based on its current operating plan, the Company anticipates that its existing cash balances will be sufficient to meet the Company's cash requirements to support expected growth in sales volumes for the next several years. However, there can be no assurance that the Company will not require additional capital before that date. The Company's capital requirements will depend on numerous factors, including the progress of the Company's research and development efforts, the resources the Company devotes to production of its products and the Company's sales and customer support efforts, and the demand for its products. If adequate additional funding is not available, or if funding is not available on satisfactory terms, the business of the Company would be materially adversely affected.


Dependence on Lucent in the United States and Canada

         The Company has an agreement with Lucent Technologies, Inc. ("Lucent"), whereby Lucent has the exclusive right to sell in the United States and Canada the Company's Second Generation Product configured for use in connection with digital loop carriers. The Lucent agreement makes sales of the Company's Second Generation Product in the United States and Canada substantially dependent on the efforts of and on the attractiveness to telephone company carriers of the digital loop carrier product of Lucent with which the Company's Second Generation Product is designed to operate. The Company anticipates that Lucent will continue to market other products that compete with the Company's Second Generation Product. Failure by Lucent to aggressively market the Company's Second Generation Product, or failure by telephone company customers to purchase the Lucent digital loop carrier with which the Company's Second Generation Product is compatible, will have a material adverse effect on the Company and the value of the Company. The Company is similarly dependent on foreign digital loop carrier vendors for sales in other countries.

Purchasing Practices of Telephone Companies

         In recent years the purchasing practices of telephone companies have increasingly been characterized by the use of fewer, larger contracts. This trend, which is expected to intensify as telephone companies merge or otherwise form strategic alliances, contributes to the variability of the Company's operating results. Larger purchase contracts typically involve longer negotiating cycles, require the dedication of substantial amounts of working capital and other resources and require investments by the Company which may substantially precede the time periods during which revenues will be recognized from such investments. Furthermore, in return for large contracts customers demand more stringent product acceptance criteria, which can also delay revenue recognition.

         For example, customers have requested that products be priced based on volume estimates of customers' future requirements, but the failure of such customers to take delivery of product comparable to volume anticipated could result in negative margins on product sales. Certain multi-year contracts may relate to new technologies which may not have been previously deployed on a large-scale basis. The Company may incur significant initial cost overruns and losses on such contracts which would be recognized in the quarter in which they became ascertainable. Future estimates on such contracts are revised periodically over the lives of the contracts, and such revisions can have a significant impact on reported earnings in any one quarter. As the Company announces succeeding generations of its products to better meet the changing requirements of customers, customers may delay orders of existing products until the next generation product is available for shipment, or until small volumes of next generation products are adequately field tested.

Market and Customer Concentration

         The primary market on which the Company initially is focusing is dominated by the Regional Bell Operating Companies ("RBOCs") and GTE. Market concentration would increase if the two recently announced mergers of RBOCs are consummated: SBC Communications with Pacific Telesis, and Bell Atlantic with NYNEX. In the event the Company fails to gain a significant share of the purchases of these companies or in the event these companies fail to purchase commercial quantities of electronics and software for fiber-to-the-curb distribution networks, there can be no assurance that the Company will have significant alternative purchasers for its product. The Company believes it is unlikely it will receive substantial deployment orders from every one of the companies to which it is marketing. Even if demand for the Company's products from these customers is high, the telephone companies have sufficient bargaining power to demand low prices, expensive warranties and maintenance obligations, penalties or other terms and conditions of sale which may adversely affect operating results of the Company. Although the Company believes there may be other potential future customers (such as interexchange carriers, alternative local exchange carriers and cable television companies), substantial sales to such companies are not expected in the near future and would require substantial investment by the Company to achieve. There can be no assurance that the Company will be successful in expanding into such alternative markets.

Management of Growth

         The Company is in the process of making a transition from being primarily devoted to marketing and product development to supplying and supporting large volumes of quality products to telephone companies on a timely basis at a reasonable cost to the Company. The Company's ability to achieve this transition effectively requires it to implement and continually expand operational and financial systems, recruit additional employees and train and manage both current and new employees. The Company expects that growth will place a significant strain on its operational resources and systems. Failure to effectively manage the transition would have a material adverse effect on the business of the Company.

Competition

         The segment of the telecommunications industry in which the Company competes is intensely competitive. Many of the Company's competitors have more extensive engineering, manufacturing, and marketing capabilities and greater financial and personnel resources than those of the Company. The Company's ability to compete is dependent upon several factors, including partners' capabilities, product features, innovation, quality, reliability, service, support and price. The Company believes its competition may come from companies that have or are developing products for a number of different types of technology. Included are technologies that can be described as Switched Digital Video ("SDV") with fiber-to-the-curb, Hybrid-Fiber-Coax ("HFC"), Asymmetric Digital Subscriber Line ("ADSL"), Plain Old Telephone Service ("POTS") over fiber-to-the-curb and cellular broadband. Companies that have announced plans to develop these technologies are Lucent, ADC Telecommunications, Alcatel, DSC Communications, Fujitsu, General Instrument, Nortel, Ericsson-Raynet, Reliance (Rel/Tec), Siemens, Scientific Atlanta, Pairgain Technologies and Westell Technologies. Some competitors are developing systems that combine two or more of these different technologies to transmit different types of services. The Company believes that the principal criteria for competition in the market for electronics and software for local distribution networks will be cost competitiveness, flexibility, revenue generation capability, compatibility with the existing telephone or cable television networks and upgradeability, as well as customer support. The Company believes that it competes favorably on these factors for those telephone companies that consider the capability to transmit high performance Advanced Interactive Services important, but there can be no assurance the Company will continue to compete favorably on these factors. Virtually all of the Company's competitors are more established, benefit from greater market recognition and have greater financial, technical, production and marketing resources than the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines.

Dependence on Third-Party Suppliers

         The Company's strategic initiatives in the manufacturing arena depend largely on third party suppliers of mechanical and electrical components and contract assembly of printed circuit packs utilizing surface mount technology ("SMT"). Specifically, the Company uses numerous application specific integrated circuits ("ASICs") and electro-optical components which constitute the core technology. These components are all currently single sourced with highly viable industry leaders. In some instances, the Company retains exclusive intellectual property rights should the need to dual source dictate. The Company has engaged in formal contracts with two large SMT contract manufacturers to provide turnkey sources for all circuit pack assembly and some functional testing. Additionally, the Company has supply agreements in place for most component original equipment manufacturers ("OEMs") and distribution to ensure continued supply and competitive pricing, including, but not limited to, static random access memory ("SRAM"), dynamic random access memory ("DRAM") and other key SMT components. Currently, the overall availability of components is sufficient to meet expected demand. However, there can be no assurance that this condition will continue and should industry-wide component allocation occur, the Company could experience assembly delays and thus could incur shipment delays which would have a materially adverse effect on the Company's operating results. Furthermore, delays in filling orders may have a material adverse effect on the Company's credibility with its customers, thereby causing a permanent loss of sales.

Regulatory Matters

         Telephone companies, which constitute the Company's initial primary market, are subject to extensive regulation by both the federal and state governments. Many of the statutes and regulations applicable to the telephone companies have the effect of limiting their economic incentive to deploy fiber-to-the-curb distribution networks. Although many of these restrictions recently have been, or are in the process of being, either eliminated or modified, other restrictions remain, particularly state regulations. The Federal Communications Commission ("FCC") is considering issuing regulations under the Telecommunications Reform Act, including regulations with respect to allocating costs for the provision of video services over integrated networks by telephone companies. The FCC also is considering revising its regulations governing telephone and cable inside wire to reflect the use of such wire, among other things, for broadband services. The nature of such regulations and their effect on the Company cannot be determined at this time. Such regulations could, however, have a material adverse effect on the purchasing decisions of telephone companies as they relate to purchasing products of the Company. Government regulations may be a significant adverse factor in purchasing decisions by the telephone companies as the restrictions limit the potential profitability of providing video programming and may materially and adversely affect the telephone companies' demand for the products of the Company. Cable television companies, which may become a future market for the Company, are also subject to extensive governmental regulations that may discourage them from deploying fiber-to-the-curb distribution networks or otherwise cause them not to purchase products from the Company.

Research and Development

         The telecommunications equipment market is characterized by the continuing advancement of technology and the development of increasingly sophisticated and powerful systems. To remain competitive, the Company must dedicate significant resources to the development and enhancement of its current and future products. There can be no assurance that the Company's development efforts will be successful.


Industry Standards and Compatibility with Equipment and Software

         Widespread commercial deployment of the FLX System by telephone companies will depend on the determinations by the telephone companies as to whether the FLX System is compatible with the existing equipment and software used by the telephone industry as well as standards for future products and requirements for manufacturing processes, quality controls, suppliers and components ("Standards"). In the past, the Company has had substantial deviations from industry Standards and some deviations continue. The Company continues to adapt its products to changing Standards. Failure to comply substantially with such Standards in a timely manner, either as they exist at the present time or as they evolve in the future, would have a material adverse effect on the business of the Company. In some cases, to be compatible with equipment or software the Company must obtain the cooperation of competitors who may seek to prevent or delay such compatibility. Failure of the FLX System to be compatible with the equipment and operating systems and other software used by the telephone companies in a timely manner would have a material adverse effect on the business of the Company.

Dependence on Key Personnel

         The Company's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain highly-skilled engineering, manufacturing, marketing and managerial personnel. The competition for such personnel is intense, and the loss of key employees, not all of whom are subject to noncompetition agreements, may have a material adverse effect on the business of the Company. In addition, there can be no assurance the Company will be able to enforce noncompetition agreements against employees who have executed such agreements.

Lack of Protection from Proprietary Rights

         The Company relies on a combination of patent, copyright, trademark and trade secret protection and non-disclosure agreements to establish and protect its proprietary rights. The Company is not expecting to rely on its patents as a primary resource in competing in its market. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. In the event that there is a determination that the Company has infringed a third party patent, the business of the Company may be materially and adversely affected.

Risk of International Growth and Foreign Exchange

         The Company intends to continue to pursue growth opportunities in international markets. In many international markets, long-standing relationships between potential customers of the Company and their domestic providers, and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such international growth opportunities may require significant investments for an extended period before returns on such investments, if any, are realized. Such projects and investments could be adversely affected by reversals or delays in the opening of foreign markets to new competitors, exchange controls, currency fluctuations, investment policies, repatriation of cash, nationalization, social and political risks, taxation, and other factors, depending on the country in which such opportunity arises. In addition, the laws and policies of the United States affecting foreign trade, investment and taxation could also adversely affect such projects and investments. There can be no assurance that the Company will be able to overcome these barriers.

         A significant change in the value of the dollar against the currency of one or more countries where the Company recognizes substantial revenue or earnings may materially adversely affect the Company's results. The Company will attempt to mitigate any such effects through the use of foreign currency hedging, although there can be no assurance that such attempts will be successful.

Variability of Quarterly Operating Results and Possible Volatility of Securities Prices


         Based on the recent trading in stocks of other technology companies, the Company believes that factors such as announcements of new products by the Company or its competitors and quarterly variations in financial results could cause the market price of the securities of the Company to fluctuate substantially. Stock prices for many high technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to the Company and outside the control of the Company also could affect the market price of the Company's securities. In addition, the market for the products of the Company is highly concentrated. Quarterly sales may fluctuate widely based on the timing of customer orders. Announcements by telephone, cable or other companies or government agencies of their plans with respect to fiber in the distribution network or for field trials or deployment orders for products of competitors of the Company could cause the market price of the Company's securities to fluctuate substantially. Announcements of regulatory changes, or the failure to make changes that are anticipated by the telephone, cable television or other industries or the public, may create public perception that the business prospects of the Company will be adversely affected. Such a perception may adversely affect the market price of the securities of the Company.


Absence of Dividends

         The Company has never paid any dividends and does not anticipate paying dividends in the foreseeable future. In addition, the terms of future loan agreements and other debt documents may restrict the Company's ability to pay dividends.


Possible Limitations on Tax Loss Carryforwards

         The Company currently has substantial net operating loss carryforwards ("NOLs"). Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), imposes limits on the change in ownership percentage of the Company's stock which, if exceeded, would limit the Company's future use of its NOLs.
The limitations of Section 382 could be triggered by a combination of past and of future issuances of equity securities by the Company, including issuances of shares of Common Stock upon exercise of the Warrants. If the ownership percentage of the Company changes in excess of the limits imposed by this provision, the annual utilization of NOLs attributable to losses incurred prior to the change in ownership would generally be limited to an amount determined by multiplying the fair market value of the Company immediately prior to the change in ownership percentage by the federal long-term tax exempt interest rate at the time of the change.

Possible Anti-Takeover Effect of Certain Charter and Statutory Provisions

         The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors, without further action by the stockholders. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company and may limit the price that certain investors may be willing to pay in the future for shares of the Common Stock.


         On November 19, 1996, the Board of Directors of the Company declared a dividend distribution of one (1) preferred share purchase right (a "Right") for each share of Common Stock of the Company outstanding as of the Close of Business on December 23, 1996 (the "Record Date"), each Right initially representing the right to purchase for $250 (the "Purchase Price") one one-thousandth (1/1000th) of a share of Preferred Stock of the Company. The description and terms of the Rights are set forth in a Rights Agreement between the Company and First Union National Bank, as Rights Agent (the "Rights Agreement"). The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired, and under certain circumstances the Rights beneficially owned by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the Rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, any time prior to the time that any person or group of affiliated or associated persons (subject to certain exceptions) acquires, or obtains the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of the Company's Common Stock, redeem all (but not less than all) of the then outstanding Rights at the redemption price of one cent ($0.01) per Right, payable in cash, stock or other consideration deemed appropriate by the Board.


         Additionally, the Restated Certificate of Incorporation of the Company (the "Certificate"), and the Amended and Restated Bylaws of the Company (the "Bylaws") and applicable provisions of the Delaware General Corporation Law (the "DGCL") contain several provisions that may make more difficult the acquisition of control of the Company without the approval of the Board of Directors of the Company, including provisions to, among other things (i) classify the Company's Board of Directors into three classes, each of which (after an initial transition period) serves for staggered three-year periods;
(ii) provide that a director of the Company may be removed by the stockholders only for cause; (iii) provide that only the President, the Chairman of the Board, a majority of the Board of Directors or the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares may call special meetings of the stockholders; and (iv) provide that the stockholders may take action only at a meeting of the stockholders. A supermajority vote of the holders of shares entitled to cast 75% of the votes entitled to be cast by all outstanding shares is required to change the provisions described in (i), (iii) and (iv) above. With certain exceptions,
Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Common Stock.

Cautionary Statement Identifying Important Factors That Could Cause the Company's Actual Results to Differ From Those Projected in Forward Looking
Statements:

         The cautionary statements made above and elsewhere herein by the Company should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Forward looking statements are beyond the ability of the Company to control and in many cases the Company cannot predict what factors would cause actual results to differ materially from those indicated by the forward looking statements.

         In connection with the "safe harbor" provisions of the Reform Act, readers of this document, and any document incorporated by reference herein, are advised that this document and documents incorporated by reference into this document contain both statements of historical facts and forward looking statements. Forward looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward looking statements. Examples of forward looking statements include, but are not limited to (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance and (iv) statements of assumptions underlying other statements and statements about the Company or its business.

         This Prospectus and any documents incorporated by reference herein also identify important factors which could cause actual results to differ materially from those indicated by the forward looking statements. These risks and uncertainties include the factors described above and other factors which are described herein and/or in documents incorporated by reference herein.

                                USE OF PROCEEDS


         The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. The Company will receive $41,750,000 if all the Warrants are exercised in full. Any proceeds received by the Company upon the exercise of any of the Warrants will be used by the Company for general corporate purposes.



                                  THE COMPANY


         The Company designs, manufactures, markets and supports a sophisticated electronics and software platform for the telecommunications industry, focusing primarily on operators of local exchange telephone networks in the United States. During 1994, 1995, and 1996, the Company expanded its marketing efforts in Canada, Europe and the Asia/Pacific markets. Its platform (the "FLX
System") provides operators of fiber based distribution networks with the capability to transmit voice, video and data in a wide array of advanced, interactive entertainment, information, communications, transactions and other services ("Advanced Interactive Services") to residential and business subscribers. A network utilizing the Company's FLX System could transmit applications such as high speed access to the Internet and digital video broadcast.


         The Company's second generation product is a "global core" platform that enables a Digital Loop Carrier (DLC) system providing the telephony interfaces to interface with the Company's FLX-2500 System, which provides broadband video and data interfaces and switching, as well as transport technology (the "Second Generation Product"). The Company believes this provides the flexibility to partner with some of the world's most experienced telecommunication providers. In North America, the DLC Access System partner is Lucent. In France, SAT, a SAGEM Company, will provide the DLC Access System and in Korea, Samsung Electronics will provide the DLC Access System.

         Although the Company's first generation products included the telephony interfaces, the Company believes the flexibility of its Second Generation Product, worldclass suppliers as partners providing the telephony interfaces and a more cost competitive platform make the FLX-2500 an attractive single, integrated end-to-end access solution for network operators.

         The Company was organized in the state of North Carolina in July 1988, and reincorporated in the state of Delaware in December 1988. The Company's executive offices are located at 4024 Stirrup Creek Drive, P. O. Box 13737, Durham, NC 27709-3737. Its telephone number is (919) 544-0015.


                            DESCRIPTION OF WARRANTS

         The Company issued the Bell Atlantic Warrants to Bell Atlantic Corporation, a customer of the Company, pursuant to an agreement dated as of March 30, 1995 (the "Warrant Agreement") in consideration for a purchase price of $7 million. The Bell Atlantic Warrants subsequently were transferred by Bell Atlantic Corporation to Bell Atlantic Investments, Inc. The Bell Atlantic Warrants are exercisable for 1,000,000 shares, in whole or in part, at an exercise price of $41.75 per share from time to time and at any time up to March 31, 2001.

         The Warrants contain antidilution provisions pursuant to which the exercise price and the number of shares issuable are adjustable to reflect stock dividends, splits, combinations and other corporate transactions.

         Holders of the Warrants are entitled to certain rights with respect to the registration under the Securities Act of the Warrant Shares under the Warrant Agreement. The Warrant Agreement grants to the warrantholders both demand and piggyback registration rights. The Company has filed a registration statement of which this Prospectus forms a part pursuant to such piggyback
registration rights.   The Company has agreed to pay the expenses of such
registration.


                          DESCRIPTION OF CAPITAL STOCK


         The Company is authorized to issue up to 30,000,000 shares of Common Stock, par value $0.01 per share, and 7,500,000 shares of Preferred Stock, par value $0.01 per share. As of January 29, 1997, there were 13,255,779 shares of Common Stock outstanding held by approximately 8,000 holders of record and beneficial owners. There are no shares of Preferred Stock outstanding. In addition, as of January 29, 1997 the Company had 2,521,701 shares reserved for issuance upon the exercise of outstanding options and 1,225,000 shares reserved for issuance upon the exercise of outstanding warrants, including the 1,000,000 shares of Common Stock issuable upon the exercise of the Bell Atlantic Warrants.


Common Stock

         Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Subject to contractual restrictions on dividends and to preferences which may be granted to holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets remaining after payments of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of Common Stock have no conversion, preemptive rights or other rights to subscribe for additional shares of Common Stock, and there are not redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are, and the shares issuable upon conversion will be, when issued upon conversion, validly issued, fully paid and nonassessable.

         The rights, preferences and privileges of the holders of Common Stock are subject to the rights of the holders of shares of any class or series of Preferred Stock that the Company may designate and issue in the future, and except for such rights, preferences and privileges as the holders of Preferred Stock may have, the holders of Common Stock have all powers, preferences and rights conferred upon owners of shares of capital stock under the laws of the State of Delaware.

Preferred Stock


         The Board of Directors, without further action by the holders of Common Stock but subject to any limitations prescribed by law, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description and number of shares constituting wholly unissued shares of Preferred Stock. The Board of Directors, without further shareholder approval but subject to any limitations prescribed by law, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. No shares of Preferred Stock currently are outstanding.

         Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificate will be distributed. The Rights will separate from the Common Stock and a distribution of Rights Certificates will occur (the "Distribution Date") upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten (10) business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning fifteen percent (15%) or more of such outstanding shares of Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 19, 2006, unless earlier redeemed by the Company. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         In the event that, at any time following the Distribution Date, any Person (subject to certain exceptions) becomes an Acquiring Person except pursuant to an offer for all outstanding shares of Common Stock which a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person determines to be fair to, and otherwise in the best interests of, stockholders, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two
(2) times the exercise price of the Right. Notwithstanding any of the foregoing, if any Person (subject to certain exceptions) becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock as described above), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         The Purchase Price payable, and the number of units of Preferred
Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred stock at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         Each holder of Preferred Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Each holder of Preferred Stock is entitled to a quarterly dividend equal to the greater of Ten Dollars ($10.00) or, subject to adjustment, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount of the fair market value of all non-cash dividends (subject to the certain exceptions) on the Common Stock. In the event of a liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of stock ranking junior to the Preferred Stock unless, prior thereto, the holders of Preferred Stock have received $1,000 per share, plus accrued and unpaid dividends to the date of distribution. Holders of Preferred Stock have no conversion, preemptive rights or other rights to subscribe for additional shares of Preferred Stock, and there are not redemption rights or sinking fund provisions with respect to the Preferred Stock.

         The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.


Certain Charter Provisions

         The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of a preferred stock with designations, rights, and preferences determined from time to time by the Board of Directors, without further action by the stockholders.

         The Company's Certificate of Incorporation provides that the stockholders may not take action by written consent as Delaware law would otherwise permit, but may act only at an annual or special meeting of the stockholders. The affirmative vote of the holders of shares of the Company's capital stock entitled to cast 75% or more of the aggregate number of votes entitled to be cast by all holders of outstanding shares of the Company's capital stock is required to change this provision of the Certificate of Incorporation.

         The Company's Amended and Restated Bylaws contain provisions which provide for a classified Board of Directors consisting of three classes with directors serving staggered three-year terms. Therefore, only one third of the directors are subject to election by the stockholders each year. The affirmative vote of the holders of the Company's capital stock which are entitled to cast at least 75% of the aggregate number of votes entitled to be cast by all holders of the Company's outstanding capital stock is required to amend this provision of the Amended and Restated Bylaws. Under Delaware law, if a Board of Directors is classified, a director may not be removed except for cause unless the corporation's certificate of incorporation provides otherwise. The Company's Certificate of Incorporation does not contain a provision altering this statutory provision.

         The Company's Amended and Restated Bylaws provide that a special meeting of the stockholders may be called by the President or the Chairman of the Board or at the request of a majority of the Board of Directors or the holders of shares entitled to cast a majority of the votes entitled to be cast by all outstanding shares. The affirmative vote of the holders of the Company's capital stock which are entitled to cast at least 75% of the aggregate number of votes entitled to be cast by all holders of the Company's outstanding capital stock is required to amend this provision of the Amended and Restated Bylaws.

         These provisions in the Company's Certificate of Incorporation and Amended and Restated Bylaws could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company or the removal of the incumbent Board of Directors.

         The Company has also included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors to the Company or its stockholders for monetary damages to the fullest extent permitted under Delaware law. The Company's Amended and Restated Bylaws include provisions indemnifying the Company's officers and directors to the fullest extent permitted by Delaware law (including without limitation the advancement of expenses for such officers and directors) and granting the Company the power to
(i) indemnify, and advance expenses to, its employees and agents to the fullest extent permitted by Delaware law, and (ii) purchase and maintain insurance for its directors, officers, employees and agents to the fullest extent permitted by Delaware law. The Company does not have any indemnification agreements with any of its directors or officers.

Certain Provisions of Delaware Law

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Section 203 provides, subject to certain exceptions, that a Delaware corporation may not engage in a "business combination" (as defined under Delaware law) with an "interested stock holder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and approved at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         The foregoing provisions could delay or frustrate a change in control of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

Transfer Agent

         The transfer agent for the Common Stock is First Union National Bank of North Carolina.


                                SELLING HOLDERS

         This Prospectus relates to the offering for resale of the Warrant Shares by the holders listed below and other holders identified in supplements to this Prospectus (the "Selling Holders").

         The Warrants were issued in private placements exempt from registration pursuant to Section 4(2) of the Securities Act in March 1995.


         The following table sets forth certain information with regard to the beneficial ownership by the holder listed below of the Common Stock beneficially owned by it and to be sold by it hereunder as of the date of this Prospectus. Such information has been obtained from such holder. Bell Atlantic Corporation is a customer of the Company.

                  Name of Selling Holder     Common Stock         Common Stock
                                             Owned Prior to       Offered Hereby
                                             Offering (1)         (2)
                  Bell Atlantic               1,000,000             1,000,000
                  Investments, Inc.

                           TOTAL              1,000,000             1,000,000

___________________

(1) Includes Common Stock as to which the Selling Holder has sole or shared voting or investment power and Common Stock issuable pursuant to options and/or warrants exercisable within the next 60 days. Also includes the shares of Common Stock which are issuable upon exercise of the Warrants held by such Selling Holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment under certain circumstances. See "Description of Warrants". Accordingly, the number of shares of Common Stock issuable upon exercise of the Warrants may increase or decrease from time to time.

(2) Assumes the full exercise of the Warrants owned by such Selling Holder and the offering of such shares by such Selling Holder pursuant to the Registration Statement of which this Prospectus forms a part. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment under certain circumstances. See "Description of Warrants." Accordingly, the number of shares of Common Stock issuable upon exercise of the Warrants may increase or decrease from time to time.

         Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Offered Securities from time to time, no estimate can be given as to the amount of the Offered Securities that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of the Warrants since the date on which they provided the information regarding the Warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only Selling Holders identified above who beneficially own the Offered Securities set forth opposite each such Selling Holder's name in the foregoing table on the effective date of the Registration Statement of which this Prospectus forms a part may sell such Offered Securities pursuant to the Registration Statement. The Company may from time to time include additional Selling Holders in supplements to this Prospectus.


                              PLAN OF DISTRIBUTION

         The Selling Holders may from time to time effect the sale of their Offered Securities in one or more transactions in the public market (which may include a firm underwritten offering) at fixed prices, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions or otherwise. The Offered Securities may be sold pursuant to the Registration Statement of which this Prospectus is a part, another registration statement or pursuant to an exemption from registration, including Rule 144.

         The Offered Securities may be sold in transactions effected on The Nasdaq Stock Market, in other over-the-counter markets, on any national securities exchange or other quotation service on which the Offered Securities may be listed or quoted at the time of sale, or otherwise than on such exchanges or over-the-counter markets. If all or a portion of the Offered Securities are sold in such transactions, they may be sold: (a) by means of a block trade in which the broker or dealer so engaged will attempt to sell the Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) through purchases by a broker (or, in the case of an underwritten offering, an underwriter or underwriters ("Underwriter" or "Underwriters")) as principal and resale by such broker (or Underwriter) for its account pursuant to this Prospectus; (c) by means of an exchange distribution in accordance with the rules of such exchange; (d) through ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options; (f) directly to purchasers by the holders of the Warrants; (g) by means of a combination of the foregoing methods; or (h) otherwise.


         In effecting sales, brokers, dealers or Underwriters, as the case may be, engaged by the Selling Holders may arrange for other brokers, dealers or Underwriters to participate. The Selling Holders and any brokers, dealers or Underwriters engaged by the Selling Holders may receive commissions or discounts from the Selling Holders in amounts to be negotiated. Such brokers, dealers or Underwriters, as the case may be, and any other participating brokers, dealers or Underwriters, as well as the Selling Holders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any profit on the sale of Offered Securities and any discounts or commission received by any Underwriter, broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Holders and any broker, dealer or Underwriter regarding the sale of the Offered Securities by the Selling Holders. There is no assurance that any Selling Holder will sell any or all of Offered Securities offered by it hereunder or that any such Selling Holder will not transfer, devise or gift such Offered Securities by other means not described herein.

         At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names or any underwriters, broker/dealers or agent, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

         The outstanding Common Stock of the Company is listed for trading on The Nasdaq National Market, and the Company currently intends to apply for listing of the Warrant Shares on the Nasdaq National Market.


         Pursuant to the Warrant Agreement, each of the Company and the Selling Holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company has agreed to pay expenses incident to the registration of the Offered Securities. The Selling Holders will, however, pay any brokers' commissions and underwriting discounts and commissions.


                                    EXPERTS


         The financial statements of the Company as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                 LEGAL MATTERS


         The validity of the Warrants and of the Common Stock offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP (formerly known as Petree Stockton, L.L.P), Raleigh, North Carolina. As of January 29, 1997, attorneys at Kilpatrick Stockton LLP owned 1,100 shares of the Common Stock of the Company.



                  INDEMNIFICATION AND LIMITATION OF LIABILITY

         The Bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company against liability (and expenses related thereto) arising out of their status as directors and officers to the extent permitted by law. Additionally, certain mandatory indemnification rights are available under the Delaware General Corporation Law (the "DGCL") to officers and directors who are wholly successful in the defense of any proceeding to which such person was a party by virtue of his position as a director or officer.

         Further, as permitted by the DGCL, the Certificate of Incorporation of the Company includes a provision limiting the personal liability of its directors for monetary damages for certain breaches of their duties as directors to the extent permitted under the DGCL.

         Such limitation of liability pursuant to state law does not affect liability, if any, arising under the federal securities laws. Further, insofar as indemnification or limitation of monetary damages for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to contractual provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   PROSPECTUS


                          BROADBAND TECHNOLOGIES, INC.



                                February 5, 1997



                               TABLE OF CONTENTS



                                                                   PAGE

Available Information . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Information by Reference . . . . . . . . .  2
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . 10
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Description of Warrants . . . . . . . . . . . . . . . . . . . . . . 10
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . 11
Selling Holders . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . 14
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Indemnification and Limitation of Liability . . . . . . . . . . . . 16


         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.

            The estimated expenses of this offering (other than underwriting discounts and commissions) will be paid by the Registrant and are as follows:

            Registration Fee-Securities and Exchange Commission       $14,396.55
                                                                      ----------
            Legal Fees and Expenses                                   $ 5,000.00
                                                                      ----------
            Printing Expenses                                         $ 5,000.00
                                                                      ----------
            Accounting Fees and Expenses                              $ 5,000.00
                                                                      ----------
            Miscellaneous                                             $ 5,000.00
                                                                      ----------
                     Total                                            $34,396.55
                                                                      ==========


Item 15.    Indemnification of Directors and Officers.

         Article VII of the Bylaws of the Registrant provides as follows:

            1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "Proceeding"), by reason of the fact that he or she is or was (a) a director of the corporation, (b) an officer of the corporation elected or appointed by the stockholders or the board of directors, or (c) serving, at the request of the corporation as evidenced by a vote of the board of directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a), (b) and (c) are sometimes hereinafter referred to as an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as such a director or officer of the corporation or as such other director, officer, employee or agent or in any other capacity while serving as such a director or officer of the corporation or as such other director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized or ratified by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an "Advancement of Expenses");

         provided, however, that, if the General Corporation Law of Delaware requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer of the corporation (but not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

                 2. Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to an Advancement of Expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article.

                 3.  Right of Indemnitee to Bring Suit.  If a claim under this
         Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware. In addition, in any suit by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of Delaware. Neither the failure of the corporation (including its board of directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article or otherwise shall be on the corporation.

                 4. Non-Exclusivity of Rights. The rights to indemnification and to Advancement of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these bylaws, the certificate of incorporation or any statute, agreement, vote of stockholders, of disinterested directors or otherwise.

                 5. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

                 6. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

         Reference is made to Article 10 of the Certificate of Incorporation of the Registrant, which provides as follows:

                 10. A member of the Board of Directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or any successor provision, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the effective date of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

                 Any repeal or modification of this Article 10 (i) by the stockholders of the corporation or (ii) by an amendment to the General Corporation Law of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director at the time of such repeal or modification.


         Reference is also made to Section 145 of Title 8 of the Delaware Code, which provides as follows:

                 (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                 (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                 (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                 (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

                 (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                 (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Further, the Company maintains a directors' and officers' liability policy which insures such persons against claims arising from certain acts or decisions by them in their capacities as directors and officers of the Company, subject to certain exclusions and deductible and maximum amounts.



Item 16.    Exhibits.

            3.1*     Amended and Restated Certificate of Incorporation of Registrant (Incorporated by reference to
                     Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration Number 33-
                     62754, declared effective June 30, 1993)

            3.2*     Amended and Restated Bylaws of Registrant (Incorporated by reference to exhibit to the
                     Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1994)

            4.1*     Amended and Restated Certificate of Incorporation of Registrant (Included as Exhibit 3.1 to
                     this Registration Statement)

            4.2*     Amended and Restated Bylaws of Registrant (Included as Exhibit 3.2 to this Registration
                     Statement)

            4.3*     Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's
                     Registration Statement on Form S-1, Registration Number 33-62754, declared effective June 30,
                     1993)

            4.4*     Warrant Agreement, dated as of March 30, 1995, by and between the Registrant and Bell Atlantic
                     Corporation (Incorporated by reference to Exhibit to Registrant's Current Report on Form 8-K,
                     Commission File Number 0-21766, dated March 30, 1995)

            4.5*     Form of Warrant Certificate (contained in Exhibit 4.4)

            4.6*     Rights Agreement, dated as of November 19, 1996, by and between BroadBand Technologies, Inc., and
                     First Union National Bank, as Rights Agent, including the form of Certificate of Designation,
                     Preferences and Rights of Series A Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (Incorporated by reference to Exhibit 4 to
                     Registrant's Current Report on Form 8-K, Commission File Number 0-21766, dated November 19, 1996)

            5.1*     Opinion of Petree Stockton, L.L.P.

            23.1*    Consent of Petree Stockton, L.L.P. (contained in Exhibit 5.1)

            23.2     Consent of Ernst & Young LLP

            24.1*    Power of Attorney (Contained on Signature Page of Registration Statement previously filed)

------------
* Previously filed



Item 17.    Undertakings.

     (a)    The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 as may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on February 5,
1997.


                            BROADBAND TECHNOLOGIES, INC.


                            By:     /s/ Salim A. L. Bhatia
                                   ----------------------------
                                   Salim A. L. Bhatia
                                   President


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of February, 1997.

               Signature                                    Title
               ---------                                    -----

 /s/ Salim A. L. Bhatia                 President (principal executive officer) and
 -----------------------------------    Director
 Salim A. L. Bhatia

 /s/ Timothy K. Oakley                  Vice President (principal financial officer
 -----------------------------------    and principal accounting officer)
 Timothy K. Oakley

                  *                     Chairman of the Board, Director
 -----------------------------------
 John R. Hutchins, III

                  *                     Director
 -----------------------------------
 J. Richard Jones

                  *                     Director
 -----------------------------------
 Fredric R. Boswell

                  *                     Director
 -----------------------------------
 Richard P. Clark

                  *                     Director
 -----------------------------------
 Charles T. Lee

                  *                     Director
 -----------------------------------
 Lawrence A. McLernon



* By:  /s/ Salim A. L. Bhatia
      ------------------------------
       Salim A. L. Bhatia
       Attorney-in-fact


                                 EXHIBIT INDEX


Exhibit                                                                              Sequential
 No.                              Description                                         Page No.
-------                           -----------                                        ----------
3.1*             Amended and Restated Certificate of Incorporation of Registrant
                 (Incorporated by reference to Exhibit 3.1 to the Registrant's
                 Registration Statement Form S-1, Registration Number 33-62754,
                 declared effective June 30, 1993)

3.2* Amended and Restated Bylaws of Registrant (Incorporated by reference to exhibit to the Registrant's Quarterly Report filed on Form 10-Q for the period ended June 30, 1994)

4.1*             Amended and Restated Certificate of Incorporation of Registrant
                 (Included as Exhibit 3.1 to this Registration Statement)

4.2*             Amended and Restated Bylaws of Registrant (Included as Exhibit
                 3.2 to this Registration Statement)

4.3*             Form of Common Stock Certificate (Incorporated by reference to
                 Exhibit 4.1 to the Registrant's Registration Statement on Form
                 S-1, Registration Number 33-62754, declared effective June 30,
                 1993)

4.4* Warrant Agreement, dated as of March 30, 1995, by and between the Registrant and Bell Atlantic Corporation (Incorporated by reference to Exhibit to Registrant's Current Report on Form
                 8-K, Commission File Number 0-21766, dated March 30, 1995)

4.5*             Form of Warrant Certificate (contained in Exhibit 4.4)

4.6* Rights Agreement, dated as of November 19, 1996, by and between BroadBand Technologies, Inc., and First Union National Bank, as
                 Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock as Exhibit
                 A, the form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (Incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 8-K,
                 Commission File Number 0-21766, dated November 19, 1996)

5.1*             Opinion of Petree Stockton, L.L.P.

23.1* Consent of Petree Stockton, L.L.P. (contained in Exhibit 5.1)

23.2             Consent of Ernst & Young LLP

24.1*            Power of Attorney (Contained on Signature Page of
                 Registration Statement previously filed)

------------
* Previously filed